Pricing Supplement dated July 28, 2008,
           to the Product Prospectus Supplement dated January 7, 2008, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

    [RBC LOGO]        $3,246,000
                      Royal Bank of Canada
                      Principal Protected Absolute Return Notes, Linked to the iShares(R) Russell 2000 Index Fund, due July 30, 2010


         Royal Bank of Canada is offering the principal protected notes whose return is linked to the performance of the Reference Asset(s) described below, which may be described in greater detail in the reference asset supplement attached to the product prospectus supplement as Annex A (the "reference asset supplement"). The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated January 7, 2008 describe terms that will apply generally to the principal protected notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                   Royal Bank of Canada ("Royal Bank").

Issue:                    Senior Global Medium-Term Notes, Series C

Underwriter:              RBC Capital Markets Corporation

Interest rate
(coupon):                 We will not pay you interest during the term of the
                          notes.

Principal Protection:     100%

Reference Asset:          iShares(R) Russell 2000 Index Fund

Underlying Index:         Russell 2000(R) Index

Incorporated risk         The notes are subject to the risks set forth under
factors:                  the heading "General Risks" in the product prospectus
                          supplement. In addition to those General Risks, the notes are also subject to the risks described in the product prospectus supplement on PS-5 in the section entitled "Risks Specific To Notes Linked To The
                          Performance Of An Equity Security, An Equity Index
                          Or A Basket Of Equity Securities Or Equity Indices."
                          As the return on the notes is capped (i.e., subject to a barrier), see also the risks described in the product prospectus supplement on page PS-11 in the section entitled "Risks Specific To Notes Which Are
                          Capped, Callable Or Redeemable."

Initial Valuation
Date:                     July 28, 2008

Issue Date:               July 31, 2008

Maturity Date:            July 30, 2010

Term:                     The term of your notes is approximately 2 years.

Payment at Maturity:      At maturity, you will receive a cash payment based on
                          the absolute return formula described in the product supplement

Participation Rate:       100%, subject to the cap and the barriers described
                          herein.

Initial Reference Price:  69.48

Upper Barrier:            90.32

Lower Barrier:            48.64

Special features of       The notes are absolute return notes. The Upper Barrier
the notes:                is 130% multiplied by the Initial Reference Price. The
                          Lower Barrier is 70% of the Initial Reference Price.
                          The return on the notes is capped at 130% multiplied by the Principal Amount. If, during the term of the note, the closing price of the Reference Asset is greater than the Upper Barrier or less than the Lower
                          Barrier, then, at maturity, the investor will not receive any interest on the note but, rather, receive only the Principal Amount invested. See the section
                          "Certain Features of the Notes" beginning on Page
                          PS-25 in the product prospectus supplement.

U.S. tax treatment        We intend to treat the notes as subject to the special
                          rules applicable to contingent payment debt obligations for U.S. federal income tax purposes. In accordance with these rules, you will be required to accrue interest income in accordance with the comparable yield and projected payment schedule for your notes. You should call RBC Capital Markets toll free at (866) 609-6009 to obtain this information. For a detailed discussion of the tax consequences of owning and disposing of your notes, please see the discussion under "Supplemental Discussion of Federal
                          Income Taxes" in the accompanying product supplement, "Certain Income Tax Consequences" in the accompanying prospectus supplement, and "Tax Consequences" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Minimum                   $1,000 (except for certain non-U.S. investors for whom
Investment:               the minimum investment will be higher)

Denomination:             $1,000 (except for certain non-U.S. investors for whom
                          the denomination will be higher)

Final Valuation Date:     July 27, 2010, subject to extension for market and
                          other disruptions.

Determination of          The Final Reference Price of the Reference Asset on
Final Reference           any trading day will equal the official closing price
Price:                    of the iShares(R) Russell 2000 Index Fund or any
                          successor ETF or index thereto (as described in the product prospectus supplement) published following the regular official weekday close of trading for such ETF or index on that trading day. In certain circumstances, the Final Reference Price for the Reference Asset will be based on an alternate calculation of the iShares(R) Russell 2000 Index Fund described under "Unavailability of the Reference Price on a Valuation Date -- Reference Asset Consisting of an Equity Securities Index" in the product prospectus supplement.

Clearance and             DTC global (including through its indirect
Settlement:               participants Euroclear and Clearstream, Luxembourg as
                          described under "Description of Debt Securities --
                          Ownership and Book-Entry Issuance" in the accompanying prospectus).

Currency:                 U.S. dollars.

Listing: The notes will not be listed on any securities exchange or quotation system.

CUSIP:                    78008GHE5

Calculation agent:        The Bank of New York Mellon.

Terms Incorporated        All of the terms appearing above the item captioned
In the Master Note:       "Listing" on the cover page of this pricing supplement
                          and the terms appearing under the caption "Additional
                          Terms of the Principal Protected Notes" in the product prospectus supplement dated January 7, 2008 with respect to principal protected notes.

Your investment in the notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-1 of the product supplement to read about investment risks relating to the principal protected notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     100%             $3,246,000
Underwriting discounts and commission.................................................     2.375%           $77,092.50
Proceeds to Royal Bank................................................................     97.625%          $3,168,907.50


RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $23.75 per $1,000 principal amount note and uses a portion of that commission to allow selling concessions to other dealers of approximately $23.75 per $1,000 principal amount note. The price of the notes also included a profit of $15.63 per $1,000 principal amount earned by Royal Bank of Canada in hedging its exposure under the notes. The commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada was $39.38 per $1,000 principal amount note.

The price to purchasers who maintain accounts with participating dealers in which only asset-based fees are charged is 98.25% and the concession paid to such dealers is 0.625%. The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

We may use this pricing supplement in the initial sale of a principal protected note. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in a principal protected note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

iShares(R) is a registered mark of Barclay's Global Investors, N.A. The Principal Protected Absolute Return Notes Linked to iShares(R) Russell 2000 Index Fund are not sponsored, endorsed, sold or promoted by Barclays Global Investors, N.A., or its affiliate, Barclays Global Fund Advisors (together, "Barclays") and Barclays does not make any representation, warranty, or condition regarding the advisability of investing in the Notes. Barclays has no obligation to take the needs of Royal Bank of Canada or the holders into consideration in determining, composing or calculating the Reference Asset. Barclays is not responsible for and have not participated in the determination of the timing or pricing of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. Barclays has no obligation or liability in connection with the administration, marketing or trading of the Notes.

BARCLAYS DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF ANY INFORMATION CONTAINED HEREIN OR IN ANY DOCUMENT RELATING TO THE REFERENCE ASSET OR ANY DATA INCLUDED THEREIN AND BARCLAYS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. BARCLAYS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK OF CANADA, THE HOLDERS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INFORMATION RELATING TO THE REFERENCE ASSET OR ANY DATA INCLUDED THEREIN. BARCLAYS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE REFERENCE ASSET OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BARCLAYS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell Company ("Russell"). Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. The Russell 2000(R) Index (the "Index"), is determined, composed, and calculated by Russell without regard to us or the Notes. Russell has no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing, or calculating the Index. Russell is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination of the amount to be paid on the Notes. Russell has no obligation or liability in connection with the administration, marketing, or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OR ANY AGREEMENTS OR ARRANGEMENTS BETWEEN RUSSELL AND US.



                             ADDITIONAL RISK FACTORS

The barriers connected with the absolute return feature of the notes limit the return potential of the notes. The potential return of the notes is limited to the absolute return barriers (as specified above), regardless of the performance of the Reference Asset. If the Reference Asset closes above the upper barrier or below the lower barrier on any single day during the life of the notes, your payment on the notes will be limited to the principal amount. Accordingly, the absolute return barriers for your notes may cause you to earn a return that is less than the return on a direct investment in a security whose return is based solely on the performance of the Reference Asset over the term of your notes.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the accompanying product prospectus supplement and reference asset supplement, dated January 7, 2008, the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying product supplement, prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. You should carefully consider, among other things, the matters set forth under "Additional Risk Factors" in the product prospectus supplement and the matters set forth under "Risk Factors" in the prospectus supplement dated February 28, 2007 as the principal protected notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the principal protected notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 5, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
     o34295e424b3.htm

o    Prospectus Supplement dated February 28, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
     o35030e424b3.htm

o    Product Prospectus Supplement dated January 7, 2008:
     http://www.sec.gov/Archives/edgar/data/1000275/000121465908000021/
     f1383424b3.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.



                              Hypothetical Returns

The examples set out below are included for illustration purposes only. All examples assume that a holder has purchased the Notes with an aggregate principal amount of $10,000, an Upper Barrier equivalent to 116% of the Initial Reference Price and Lower Barrier equivalent to -16% (84%) of the Initial Reference Price and that no extraordinary event has occurred.



Example 1--         Calculation of the payment at maturity where the Reference
                    Asset is greater than its Initial Reference Price but less than the Upper Barrier, and at no time has the Reference
                    Asset closed outside the Range.

                    Reference Asset            15%
                    Performance:
                    Payment at Maturity        $10,000 + ($10,000 x 15%) =
                                               $10,000 + $1,500 = $11,500
                    On a $10,000 investment, a 15% Reference Asset Performance results in a payment at maturity of $11,500, a 15% return on the Notes.


Example 2--         Calculation of the payment at maturity where the Reference
                    Asset has, during the term of the note, closed outside the
                    Range.
                    Reference Asset            25%
                    Performance:
                    Payment at Maturity        $10,000 + ($10,000 x 25%) =
                                               $10,000 + $2,500 = $12,500, but
                                               because the Reference Asset
                                               closed outside the Range during
                                               the term of the Note, the Payment
                                               at Maturity will be limited to
                                               the Principal Amount.
                    On a $10,000 investment, a 25% Reference Asset Performance results in a payment at maturity of $10,000, a 0% return on the Notes.


Example 3--         Calculation of the payment at maturity where the
                    Reference Asset is less than its Initial Reference Price but not less than the Lower Barrier, and at no time has the
                    Reference Asset closed outside the Range.
                    Reference Asset            -10%
                    Performance:
                    Payment at Maturity        $10,000 + ($10,000 x 10%) =
                                               $10,000 + $1,000 = $11,000
                    On a $10,000 investment, a -10% Reference Asset Performance results in a payment at maturity of $11,000, a 10% return on the Notes.


Example 4--         Calculation of the payment at maturity where the Reference
                    Asset has, during the term of the note, closed outside the
                    Range.
                    Reference Asset            -30%
                    Performance:
                    Payment at Maturity:       $10,000 + ($10,000 x 30%) =
                                               $10,000 + $3,000 = $13,000, but
                                               because the Reference Asset
                                               closed outside the Range during
                                               the term of the Note, the
                                               Payment at Maturity will be
                                               limited to the Principal Amount.
                    On a $10,000 investment, a -30% Reference Asset Performance results in a payment at maturity of $10,000, a 0% return on the Notes.

                             Historical Information


The graph below sets forth the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Asset. The information provided in this table is for second, third and fourth calendar quarters of 2004, and four calendar quarters in each of 2005, 2006 and 2007, the first and second calendar quarters of 2008, as well as for the period from July 1, 2008 through July 28, 2008. (If no level is provided in the table for a particular period that indicates that the index was not traded at such time.)

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the market price of the Reference Asset on the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

                        iShares Russell 2000 Index Fund
                                   (00 - 08)
                                [CHART OMITTED]


                                                                                                  Period-End
                                                High Intra-Day        Low Intra-Day            Closing Price of
   Period-Start           Period-End             Price of the          Price of the              the Reference
      Date                   Date              Reference Asset        Reference Asset                Asset
      ----                   ----              ---------------        ---------------                -----
     4/1/2004             6/30/2004                60.575                  52.755                   58.995
     7/1/2004             9/30/2004                59.04                   51.335                   56.925
    10/1/2004             12/31/2004               65.33                   56.035                   64.75

     1/1/2005             3/31/2005                65.21                   59.925                   61.075
     4/1/2005             6/30/2005                64.65                   56.495                   63.7
     7/1/2005             9/30/2005                68.52                   63.44                    66.39
    10/1/2005             12/30/2005               69.16                   61.05                    66.72

     1/1/2006             3/31/2006                76.24                   66.05                    75.97
     4/1/2006             6/30/2006                78.02                   66.55                    71.73
     7/1/2006             9/29/2006                73.57                   66.35                    72
    10/1/2006             12/29/2006               79.76                   70.68                    78.03

     1/1/2007             3/31/2007                82.49                   75.15                    79.51
     4/1/2007             6/30/2007                85.17                   79.15                    82.96
     7/1/2007             9/30/2007                85.74                   73.24                    80.04
    10/1/2007             12/31/2007               84.89                   72.99                    75.92

     1/1/2008             3/31/2008                76.5                    64.1                     68.29
     4/1/2008             6/30/2008                76.23                   68.23                    69.05
     7/1/2008             7/28/2008                72.49                   64.52                    69.48

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                       Specific Investment Considerations

The notes are intended to be held to maturity. Your principal is only protected (to the extent specified on the front cover of this pricing supplement) if you hold the note until maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your notes sold and may incur a substantial loss. There may be little or no secondary market for the notes. In addition, the price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

You may not realize a gain on the note. If the Reference Asset has closed above the Upper Barrier or below the Lower Barrier as of some date or dates during the term of the note, the payment at maturity with respect to each note will be limited to the Principal Amount. This will be true, even where the Final Reference Asset Price closes between the Upper Barrier and the Lower Barrier on the Final Valuation Date. The notes are intended to be held to maturity.

The notes are unsecured. The notes are solely the unsecured obligations of Royal Bank. An investment in the notes does not constitute a deposit and neither the notes nor your investment in the notes are insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other private or governmental agency. The business and affairs of Royal Bank may affect the market value of your Notes.

Potential conflicts of interest. We and our affiliates expect to engage in trading activities related to the Reference Asset that may present a conflict between the holders' interest in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities could influence the price of the Reference Asset and, therefore, the market value of the notes.

Insurance companies, employee benefit plans and non-U.S. holders. Any insurance company or fiduciary of a pension plan or other employee benefit plan or any non-U.S. holder of the notes should consult with its own advisors to determine whether an investment in the notes is suitable for you. Non-U.S. holders are subject to particular risks that are not described in the product supplement.

                               The Reference Asset

         Unless otherwise stated, all information contained herein on the iShares(R) Russell 2000 Index Fund (the "Reference Asset") is derived from publicly available sources and is provided for informational purposes only.

         According to its publicly available documents, the Reference Asset is intended to correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000(R) Index. However, an index is a theoretical financial calculation, while a fund is an actual investment portfolio. The performance of a fund and its underlying index may vary somewhat due to transaction costs, foreign currency valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances.

         The investment adviser for the Fund is Barclays Global Fund Advisors ("BGFA"), a wholly-owned subsidiary of Barclays Global Investors, N.A. ("BGI"). BGFA has overall responsibility for the general management and administration of the iShares(R) Trust. BGFA provides an investment program for each fund under the Trust and manages the investments of its assets. BGFA uses teams of portfolio managers, investment strategists and other investment specialists. BGFA also arranges for transfer agency, custody, fund administration and all other non-distribution related services necessary for the Fund to operate. Under an investment advisory agreement, BGFA is responsible for all expenses of the Trust, including the cost of the transfer agency, custody, fund administration, legal, audit and other services, except interest expense and taxes, brokerage expenses, distribution fees or expenses, and extraordinary expenses.

         BGFA uses a representative sampling strategy for the Fund, according to which it invests in a representative sample of stocks underlying the Reference Asset, which have a similar investment profile as the Reference Asset. Stocks selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return on variability, earnings valuation and yield) and liquidity measures similar to those of the Reference Asset. BGFA expects that, over time, the correlation between each Fund's performance and that of the Reference Asset, before fees and expenses, will be 95% or better.

         The shares of the Reference Asset are registered under the Securities Exchange Act of 1934 (the "Exchange Act"). Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC's website is http://www.sec.gov. Information provided to or filed with the SEC by the Fund pursuant to the Exchange Act can be located by reference to SEC file number 001-15897.

         In addition, information regarding the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports. Information about the Underlying Index can be found at www.russell.com.

         This pricing supplement relates only to the Notes offered hereby and does not relate to the shares of the Reference Asset. We have derived all disclosures contained in this pricing supplement regarding the Reference Asset and the Underlying Index from the publicly available documents described in the preceding paragraphs. Neither we nor RBC Capital Markets Corporation or its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Asset or the Underlying Index in connection with the offering of the Notes. Neither we nor RBC Capital Markets Corporation or its affiliates make any representation that such publicly available documents or any other publicly available information regarding the Reference Asset or the Underlying Index are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares of the Reference Asset (and therefore the payment at maturity) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Reference Asset or the Underlying Index could affect the value you will receive on the Maturity Date with respect to the Notes and therefore the market value of the Notes.

         No one makes any representation to you as to the performance of the shares of the Reference Asset. As a prospective purchaser of Notes, you should undertake such independent investigation of the Reference Asset and the Underlying Index as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

                        Supplemental Plan of Distribution

            We expect that delivery of the Notes will be made against payment for the Notes on or about July 31, 2008, which is the third business day following the Initial Valuation Date (this settlement cycle being referred to as "T+3"). See "Supplemental Plan of Distribution" in the prospectus supplement dated February 28, 2007.

         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                   $3,246,000


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

            Principal Protected Absolute Return Notes, Linked to the
              iShares(R) Russell 2000 Index Fund, due July 30, 2010


                                  July 28, 2008